NASDAQ: BOKF



For Further Information Contact:         Steven Nell
                                         Chief Financial Officer
                                         BOK Financial Corp.
                                         (918) 588-6319

                                         Danny M. Boyd
                                         Corporate Communications Manager
                                         BOK Financial Corp.
                                         (918) 588-6348



           BOK Financial Reports Solid Quarterly, Nine-Month Earnings
            Colorado Acquisition Marks Continued Geographic Expansion

     TULSA, Okla. (Wednesday, October 15, 2003)--BOK Financial Corporation reported solid third quarter and nine-month results as revenue from fees and commissions continued to grow.

     Tulsa-based BOK Financial reported third quarter net income of $38.8 million, or 60 cents per share. Net income in the third quarter of 2002 was $43.5 million, or 70 cents per share, which included $8.1 million from after-tax gains on securities sales, less provision for impairment of mortgage servicing rights, and mark-to-market gains on derivatives. These net gains were influenced by declining interest rates at the time.

     Net income for the first nine months of 2003 was up 12 percent to $123.1 million, or $1.91 per share, compared with $109.7 million, or $1.77 per share, for the same period of 2002.

     "Our 2003 third quarter and nine-month results show that we continue to perform well despite pressure on our net interest margin from historically low interest rates," said President and CEO Stan Lybarger. "Fee revenues were particularly strong in the quarter, growing 24 percent over the same period a year ago. During the third quarter of 2003, we closed on the acquisition of Colorado State Bank and Trust substantially expanding our presence in the Denver area."

     BOK Financial adopted the accounting provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" during the third quarter of 2003. This newly adopted accounting standard increased third quarter operating expenses $1.2 million. Financial statements for previous periods have been restated as required by this standard to consistently reflect this accounting change.

     The growth in non-interest revenue from fees and commissions of 24 percent was derived from a number of sources. Brokerage and trading revenue more than doubled to $11.6 million due primarily to increased sales to institutional customers. Trust fees and commissions rose 22 percent, revenue from service charges and fees on deposit accounts grew 15 percent, and transaction card revenue increased 12 percent.

     Mortgage banking revenue was unchanged as both quarters reflected the effects of continued low interest rates. Revenue from mortgage loan production was $7.6 million in 2003 compared to $5.5 million in 2002. Mortgage loans funded totaled $425 million and $264 million in the third quarters of 2003 and 2002, respectively. The increase in revenue from loan production was largely offset by a $1.9 million decrease in servicing fees. The outstanding principal balance of mortgage loans serviced decreased to $4.5 billion at Sept. 30, 2003, compared to $5.8 billion at Sept. 30, 2002.

     For the third quarter, the company recovered $16.2 million previously accrued for impairment of mortgage servicing rights (MSR). This recovery offset net losses of $16.6 million in sales of securities and derivatives, including a net loss of $2.8 million on sales of securities held as an economic hedge against impairment of MSR, a $4.6 million mark-to-market loss on interest rate derivatives and a $9.2 million net loss on sales of other securities. The company continues to reposition its securities portfolio by reinvesting in instruments with less extension risk.

     Net interest revenue rose 4 percent during the third quarter to $96.2 million, compared with $92.6 million a year ago, as growth in earning assets partially offset a lower net interest margin. Average earning assets increased $1.4 billion to $11.6 billion while the net interest margin decreased to 3.32 percent. Declining interest rates combined with a change in the mix of earning assets decreased the yield on earning assets by 94 basis points. The cost of interest-bearing deposits and other borrowed funds decreased 68 basis points.

     Total assets rose to $13.1 billion at Sept. 30, 2003, compared with $11.9 billion a year earlier. Total loans were $7.3 billion, up $696 million from Sept. 30, 2002. Commercial and commercial real estate loans were up 10 percent and 12 percent, respectively, compared to last year.

     Credit quality remains very stable. Non-performing assets to period end loans were 0.82 percent and annualized net charge-offs to average loans were
0.36 percent, compared with 0.93 percent and 0.31 percent respectively, for the third quarter of 2002. The provision for loan losses remained stable at $8.2 million compared with $8.0 million a year earlier. The allowance for loan losses was 1.77 percent of outstanding loans and 250 percent of nonperforming loans at Sept. 30, 2003, compared with 1.72 percent and 208 percent, respectively, at Sept. 30, 2002.

     Deposits were $8.9 billion at Sept. 30, 2003, up 19 percent from the third quarter of 2002. Interest-bearing transaction accounts contributed most of the growth.

     Total operating expenses decreased $33 million due primarily to a $45 million reduction in the provision for impairment of MSRs. Excluding this change in provision, operating expenses rose 13 percent over the third quarter of 2002. Personnel expenses increased $10.9 million, or 24 percent, due primarily to a $4.2 million increase in commissions that are directly based on revenue growth. Additionally, the company recorded a $1.7 million charge for deferred compensation. Data processing and communications fees grew $1.9 million, partly from the growth in transaction volumes. Mortgage banking costs declined $3.4 million as rising interest rates decreased MSR amortization expense.

     BOK Financial is a regional financial services company that provides commercial and consumer banking, investment and trust services, mortgage origination and servicing and an electronic funds transfer network. Holdings include Bank of Albuquerque, N.A., Bank of Arkansas, N.A., Bank of Oklahoma, N.A., Bank of Texas, N.A., Colorado State Bank and Trust, N.A., the TransFund electronic funds network and broker/dealer BOSC, Inc. Shares of BOK Financial are traded on the NASDAQ under the symbol BOKF. For more information visit our web site at www.bokf.com.

     This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial Corp., the financial services industry and the economy generally. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "plans," "projects," variations of such words, and similar expressions are intended to identify such forward-looking statements. Management judgements relating to, and discussion of the provision and allowance for credit losses involve judgements as to future events and are inherently forward-looking statements. Assessments that BOKF's acquisitions and other growth endeavors will be profitable are necessary statements of belief as to the outcome of future events, based in part on information provided by others which BOKF has not independently verified. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expressed, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to, (1) the ability to fully realize expected cost savings from mergers within the expected time frames, (2) the ability of other companies on which BOKF relies to provide goods and services in a timely and accurate manner, (3) changes in interest rates and interest rate relationships,
(4) demand for products and services, (5) the degree of competition by traditional and non-traditional competitors, (6) changes in banking regulations, tax laws, prices, levies, and assessments, (7) the impact of technological advances, and (8) trends in customer behavior as well as their ability to repay loans. BOK Financial Corp. and its affiliates undertake no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.